UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Surgical Care Affiliates, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

86881L106

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): MTS-SCA Acquisition LLC

Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) OO

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): OCM Principal Opportunities Fund IV, L.P.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) PN

* Solely in its capacity as the managing member of and owner of a majority in interest of the shares of MTS-SCA Acquisition LLC.

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Capital Management, L.P.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) IA, PN

* Solely in its capacity as the duly elected investment manager of OCM Principal Opportunities Fund IV, L.P.

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Holdings, Inc.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) CO

* Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): OCM Principal Opportunities Fund IV GP, L.P.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) PN

* Solely in its capacity as the general partner of OCM Principal Opportunities Fund IV, L.P.

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): OCM Principal Opportunities Fund IV GP Ltd.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) CO

* Solely in its capacity as a general partner of OCM Principal Opportunities Fund IV GP, L.P.

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Fund GP I, L.P.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) PN

* Solely in its capacity as the sole shareholder of OCM Principal Opportunities Fund IV GP Ltd.

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Capital I, L.P.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) PN

* Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): OCM Holdings I, LLC*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) OO

* Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Holdings, LLC*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) OO

* Solely in its capacity as the managing member of OCM Holdings I, LLC

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Capital Group, LLC*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) OO

* Solely in its capacity as the managing member of Oaktree Holdings, LLC and sole shareholder of Oaktree Holdings, Inc.

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Capital Group Holdings GP, LLC*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) OO

* Solely in its capacity as the duly appointed manager of Oaktree Capital Group, LLC.

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): MTS Health Investors II GP, LLC*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) OO

* Solely in its capacity as the former managing member of MTS-SCA Acquisition LLC.

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): MTS Health Investors II GP Holdings, LLC*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) OO

* Solely in its capacity as managing member of MTS Health Investors II GP, LLC.

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): MTS Health Partners LP*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) PN

* Solely in its capacity as managing member of MTS Health Investors II GP Holdings, LLC.

CUSIP No 86881L106		13G

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): MTS Health Partners GP, LLC*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0-

	6	Shared Voting Power -0-

	7	Sole Dispositive Power -0-

	8	Shared Dispositive Power -0-

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) -0-

12	Type of Reporting Person (See Instructions) OO

* Solely in its capacity as the general partner of MTS Health Partners LP.

13G

Amendment No. 1 to Schedule 13G (Final Amendment)

Item 1(a)	Name of Issuer: Surgical Care Affiliates, Inc. (the “Issuer”)
Item 1(b)	Address of Issuer’s Principal Executive Offices: 520 Lake Cook Road, Suite 250 Deerfield, IL 60015

Item 2(a)

Name of Person Filing:
MTS-SCA Acquisition LLC (“MTS-SCA”), OCM Principal Opportunities Fund IV, L.P. (“POF IV”), Oaktree Capital Management, L.P. (“OCM”), Oaktree Holdings, Inc. (“Holdings Inc.”), OCM Principal Opportunities Fund IV GP, L.P. (“POF IV GP”), OCM Principal Opportunities Fund IV GP Ltd. (“POF IV GP Ltd.”), Oaktree Fund GP I, L.P. (“GP I”), Oaktree Capital I, L.P. (“Capital I”), OCM Holdings I, LLC (“Holdings I”), Oaktree Holdings, LLC (“Holdings”), Oaktree Capital Group, LLC (“OCG”), Oaktree Capital Group Holdings GP, LLC (“OCGH GP”), MTS Health Investors II GP, LLC (“MTS Health GP”), MTS Health Investors II GP Holdings, LLC (“MTS Health GP Holdings”), MTS Health Partners LP (“Health Partners”) and MTS Health Partners GP, LLC (“Health Partners GP”).

On December 31, 2014, MTS Health GP was no longer managing member of MTS-SCA. As a result, MTS Health GP, MTS Health GP Holdings, Health Partners and Health Partners GP may no longer be deemed to beneficially own any shares reported herein.

Item 2(b)

Address of Principal Business Office or, if none, Residence:
The address of the principal business office of each of POF IV, OCM, Holdings Inc., POF IV GP, POF IV GP Ltd., GP I, Capital I, Holdings I, Holdings, OCG and OCGH GP is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

The address of the principal business office of each of MTS-SCA, MTS Health GP, MTS Health GP Holdings, Health Partners and Health Partners GP is 623 Fifth Avenue, 14th Floor, New York, NY 10022.

Item 2(c)

Citizenship:
Each of MTS-SCA, Holdings I, Holdings, OCG, OGCH GP, MTS Health GP, MTS Health GP Holdings and Health Partners GP is a limited liability company organized under the laws of the State of Delaware.

Each of OCM, GP I, Capital I and Health Partners is a limited partnership organized under the laws of the State of Delaware.

Holdings Inc. is a corporation organized under the laws of the State of Delaware.

Each of POF IV and POF IV GP is a Cayman Islands limited partnership.

POF IV GP Ltd. is a Cayman Islands exempted company.

13G

Item 2(d)	Title of Class of Securities: Common Stock, par value $0.01 per share (the “Common Stock”)
Item 2(e)	CUSIP Number: Cusip Number 86881L106

Item 3	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
(j)	☐	Group, in accordance with § 240.13d–1(b)(1)(ii)(J).
Not Applicable

Item 4	Ownership:

Item 4 is hereby amended and restated as follows:

(a) through (c):

The information requested hereunder is set forth in Items 5 through 9 and 11 of the cover pages to this Amendment No. 1 to Schedule 13G. Ownership is stated as of December 31, 2014.

13G

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof each of the reporting persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☒.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
Not Applicable.

Item 8	Identification and Classification of Members of the Group:

The Reporting Persons may be deemed to be a “group” for purposes of Section 13(d)(3) of the Act.  The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this statement.

Item 9	Notice of Dissolution of Group:
Not Applicable.

Item 10	Certification:
Not Applicable.

13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 17, 2015

MTS-SCA ACQUISITION LLC
By: OCM Principal Opportunities Fund IV, L.P.
Its: Managing Member

By: OCM Principal Opportunities Fund IV GP, L.P.
Its: General Partner

By: OCM Principal Opportunities Fund IV GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

	By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

	By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

13G

OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.

By: OCM Principal Opportunities Fund IV GP, L.P.
Its: General Partner

By: OCM Principal Opportunities Fund IV GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

13G

OAKTREE HOLDINGS, INC.

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

OCM PRINCIPAL OPPORTUNITIES FUND IV GP, L.P.

By: OCM Principal Opportunities Fund IV GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD.

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

13G

OAKTREE FUND GP I, L.P.

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Authorized Signatory

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Authorized Signatory

OAKTREE CAPITAL I, L.P.

By: OCM Holdings I, LLC
Its: General Partner

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

OCM HOLDINGS I, LLC

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

13G

OAKTREE HOLDINGS, LLC

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

13G

MTS HEALTH INVESTORS II GP, LLC

By: MTS Health Investors II GP Holdings, LLC
Its: Managing Member

By: MTS Health Partners LP
Its: Managing Member

By: MTS Health Partners GP, LLC
Its: General Partner

By:	/s/ Curtis S. Lane
Name: Curtis S. Lane
Title: Managing Member

MTS HEALTH INVESTORS II GP HOLDINGS, LLC

By: MTS Health Partners LP
Its: Managing Member

By: MTS Health Partners GP, LLC
Its: General Partner

By:	/s/ Curtis S. Lane
Name: Curtis S. Lane
Title: Managing Member

MTS HEALTH PARTNERS LP

By: MTS Health Partners GP, LLC
Its: General Partner

By:	/s/ Curtis S. Lane
Name: Curtis S. Lane
Title: Managing Member

MTS HEALTH PARTNERS GP, LLC

By:	/s/ Curtis S. Lane
Name: Curtis S. Lane
Title: Managing Member

13G

EXHIBIT I

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of the undersigned and that all subsequent amendments to this statement of Schedule 13G shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements.  Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

Date: February 17, 2015

MTS-SCA ACQUISITION LLC
By: OCM Principal Opportunities Fund IV, L.P.
Its: Managing Member

By: OCM Principal Opportunities Fund IV GP, L.P.
Its: General Partner

By: OCM Principal Opportunities Fund IV GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

	By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

	By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

13G

OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.

By: OCM Principal Opportunities Fund IV GP, L.P.
Its: General Partner

By: OCM Principal Opportunities Fund IV GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

13G

OAKTREE HOLDINGS, INC.

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

OCM PRINCIPAL OPPORTUNITIES FUND IV GP, L.P.

By: OCM Principal Opportunities Fund IV GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD.

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

13G

OAKTREE FUND GP I, L.P.

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Authorized Signatory

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Authorized Signatory

OAKTREE CAPITAL I, L.P.

By: OCM Holdings I, LLC
Its: General Partner

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

OCM HOLDINGS I, LLC

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

13G

OAKTREE HOLDINGS, LLC

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Lisa Arakaki
Name: Lisa Arakaki
Title: Managing Director

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Managing Director

13G

MTS HEALTH INVESTORS II GP, LLC

By: MTS Health Investors II GP Holdings, LLC
Its: Managing Member

By: MTS Health Partners LP
Its: Managing Member

By: MTS Health Partners GP, LLC
Its: General Partner

By:	/s/ Curtis S. Lane
Name: Curtis S. Lane
Title: Managing Member

MTS HEALTH INVESTORS II GP HOLDINGS, LLC

By: MTS Health Partners LP
Its: Managing Member

By: MTS Health Partners GP, LLC
Its: General Partner

By:	/s/ Curtis S. Lane
Name: Curtis S. Lane
Title: Managing Member

MTS HEALTH PARTNERS LP

By: MTS Health Partners GP, LLC
Its: General Partner

By:	/s/ Curtis S. Lane
Name: Curtis S. Lane
Title: Managing Member

MTS HEALTH PARTNERS GP, LLC

By:	/s/ Curtis S. Lane
Name: Curtis S. Lane
Title: Managing Member